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                                                                    EXHIBIT 12.1



             TOWER AUTOMOTIVE, INC.

STATEMENT OF COMPUTATION OF
RATIO OF EARNINGS TO FIXED CHARGES



                                              YEAR ENDED DECEMBER 31,                                   SIX MONTHS ENDED JUNE 30,
                                              ------------------------                                  -------------------------
                                                 1998          1999       2000      2001         2002      2002            2003
                                                 ----          ----       ----      ----         ----      ----            ----
Earnings:
Income (loss) before income taxes,
extraordinary item and cumulative effect
  of accounting change                            135,353    187,166      7,037    (344,326)     21,818   (18,373)         21,243
Net fixed charges (1)                              52,217     47,918     80,818     101,133      90,361    44,648          45,047
                                              ------------------------------------------------------------------------------------
Total earnings                                    187,570    235,084     87,855    (243,193)    112,179    26,275         66,290
                                              ====================================================================================
Fixed charges:
Interest expense, net (per FS)                     42,506     39,491     71,162      80,319     69,197     35,207         34,852
Capitalized interest                                3,732      6,926     12,896      14,617      6,014      2,883          3,624
Interest factor of rental expense (2)               7,352      5,986      7,088      18,207     18,822      9,441         10,195
Amortization of debt expense                        2,359      2,441      2,568       2,607     2,342
Dividends on trust preferred securities             9,800     17,466     17,466      17,466     17,466      2,838          2,882
                                              ------------------------------------------------------------------------------------
Total fixed charges                                65,749     72,310    111,180     133,216    113,841     50,369         51,553
                                              ====================================================================================
Earnings to fixed charges                            2.9         3.3         (3)        (4)         (5)       0.5            1.3
                                              ====================================================================================


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(1) Net fixed charges represent total fixed charges less capitalized interest and dividends on trust preferred securities.

(2) The interest factor of rental expense has been calculated using the rate implied pursuant to the terms of the rental agreements. For the periods presented, the interest factor ranged from 30% to 55% of total rental expense.

(3) Due to the restructuring and asset impairment charge of $141.3 million, earnings were inadequate to cover fixed charges by $23.3 million. Excluding the restructuring and asset impairment charge, the ratio of earnings to fixed charges would have been 2.1x for the year ended December 31, 2000.

(4) Due to the restructuring and asset impairment charge of $383.7 million, earnings were inadequate to cover fixed charges by $376.4 million. Excluding the restructuring and asset impairment charge, the ratio of earnings to fixed charges would have been 1.1x for the year ended December 31, 2001.

(5) Due to the restructuring and asset impairment charge of $61.1 million, earnings were inadequate to cover fixed charges by $1.6 million. Excluding the restructuring and asset impairment charge, the ratio of earnings to fixed charges would have been 1.5x for the year ended December 31, 2002.

(6) Due to the restructuring and asset impairment charge of $75.4 million, earnings were inadequate to cover fixed charges by $57.7 million. Excluding the restructuring and asset impairment charge, the ratio of earnings to fixed charges would have been 1.6x for the three months ended March 31, 2002.